Exhibit 24(b)(8.130)

SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 15th day of October, 2009 by and among ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING”), Pax World Funds Series Trust I (“Fund”), and ALPS Distributors, Inc. (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”).

WHEREAS, Distributor acts as principal underwriter for the Funds; and

     WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively, “Plans”); and

     WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

     WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

     WHEREAS, ING Life has established separate accounts for all of its Variable Annuity and Variable Life Accounts and may establish such other accounts as may be set forth in Schedule A attached hereto (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

     WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

     WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.
(a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is
authorized	under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan. As of the date of this Agreement, the parties acknowledge that the Nominee shall be ING National Trust, an ING affiliate.

     (b) With respect to Plans that invest in the Funds indirectly through the Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or Participant, as applicable under a particular Contract.

2.	Omnibus Account.

     The parties agree that, with respect to each Fund, up to three omnibus accounts may be maintained (the “Account” or collectively the “Accounts”). For Plan assets directed for investment directly in the Fund, one Account held in the name of the Nominee may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account held in the name of the Nominee may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and administrative services. Alternatively, one Account held in the name of the Nominee may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. An additional Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for the plans, or ING Life, as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by ING.

     ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a)	making the funds available under the Contracts or other arrangements offered by ING;
(b)	assisting in processing customer purchase and redemption requests;
(c)	answering customer inquiries regarding account status and history;
(d)	assisting customers in designating and changing dividend options, account designations and addresses;

(e)	adopting and maintaining appropriate security measures for identifying customers;
(f)

providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

(g)

furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;

(h)

processing customer purchase and redemption requests for Shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 4 hereof;

(i)	providing subaccounting services and maintaining accurate subaccounting records regarding Shares beneficially owned by customers;
(j)	updating customer records to reflect dividend payments;
(k)

transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

(l)	providing such other related services upon which the Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers. ING shall exercise reasonable care in performing all such services.

4.	Pricing Information, Orders, Settlement.
(a) Distributor will make shares available to be purchased by the Nominee or by ING Life, as
applicable,	on behalf of the Accounts, at the net asset value applicable to each order; provided, however,

that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from contract owners, Plan Representatives or Participants, provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

     (b) Distributor agrees to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to ING Financial such information by 6:30 p.m., East Coast time, but in no event later than 7:00 p.m., East Coast time.

     (c) ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts (“Instructions”). In addition, ING Financial shall (i) transmit to Distributor such Instructions no later than 8:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the contract owners, Plan Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

     (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the same Business Day after the Trade Date.

     (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the next Business Day on which such redemption orders are made by ING in conformance with Section 4(c).

     (f) In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

     (g) Upon Distributor’s request, ING shall provide copies of historical records relating to transactions between the Funds and the contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (h) ING Financial shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Distributor, and ING Financial will immediately pay such loss to Distributor or such Fund upon ING Financial’s receipt of written notification, with supporting data.

     (i) Fund shall indemnify and hold ING harmless, from the effective date of this Agreement, against any amount ING is required to pay to contract owners, Plans, Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Fund. In addition, the Fund shall be liable to ING for systems and out of pocket costs incurred by ING in making a contract owner’s, a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the Fund’s failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a contract owner’s or a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

     (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5.	Servicing Fees.

     The provision of shareholder and administrative services to the Plans shall be the responsibility of ING Life, ING Institutional, or the Nominee and shall not be the responsibility of Distributor. The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of administrative savings resulting from such arrangement, the Fund agrees to pay to ING Life or ING Institutional a servicing fee based on an annual rate of the average net assets invested in the Fund through ING Life’s arrangements with Plans in each calendar quarter, as described in Schedule B, attached hereto and made a part hereof. Within thirty (30) days after the end of each quarter the Fund shall provide ING Life or ING Institutional with a statement showing the aggregate value of ING Life’s or ING Institutional’s accounts for the preceding quarter and include therewith a payment to ING Life or

ING Institutional for the compensation due in accordance with this paragraph. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from the Fund to offset other fees payable by the Plan to ING Life or ING Institutional.

6. 12b-1 Fees.

     To compensate ING Financial for its distribution of Fund Shares, Distributor shall make quarterly payments to ING Financial based on the annual rate as described in Schedule B of the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial. Any payment obligation of the Distributor hereunder with respect to a particular Fund shall be due and payable only to the extent authorized pursuant to the Rule 12b-1 Plan and paid to the Distributor by the particular Fund. With respect to such payments to ING Life or ING Institutional, Distributor shall have only the obligation to make payments to ING Life or ING Institutional after, for so long as, and to the extent that, Distributor receives from the Fund an amount equivalent to the amount payable to ING Life or ING Institutional. Payment obligations of the Distributor hereunder are and shall remain subject to applicable law, including, but not limited to, the limitations set forth in Rule 2830 of the FINRA Conduct Rules.

7. Expenses.

     Distributor shall make available for reimbursement certain out-of-pocket expenses ING Life or ING Institutional incurs in connection with providing shareholder services to contract owners or the Plans. These expenses include printing costs and actual postage paid by ING Life or ING Institutional in connection with mailing updated prospectuses, supplements and financial reports to contract owners or Plan Representatives or Participants for which ING Life or ING Institutional provides shareholder services hereunder, and all costs incurred by ING Life or ING Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

8. Termination.

This Agreement shall terminate as to the maintenance of the Account:

     (a) At the option of ING Life, ING Institutional, ING Financial or Distributor upon six (6) months advance written notice to the other parties;

     (b) At the option of ING Life, ING Institutional, or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

     (c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the Funds by the Financial Industry Regulatory Authority (“FINRA”), the Securities and Exchange Commission (“SEC”), or any other regulatory body;

     (d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

     (e) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

     (f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days’ written notice to the Fund and the Distributor of any decision to replace the Fund’s shares;

     (g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial, ING Institutional, and ING Life may assign, without consent of Distributor or the Fund, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Fund without the consent of Distributor or the Fund, or

     (h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9.	Continuation of Agreement.

     Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, servicing fee will continue to be payable under the terms in Section 5 after the termination, for as long as fund assets are held through the contracts or through ING Life’s or ING Institutional’s arrangement with plans.

10.	Advertising and Related Materials.
(a) Advertising and literature with respect to the Funds prepared by ING Financial or the
Nominee	or its agents for use in marketing shares of the Funds to contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any contract owner, Plan, Plan Representative, or Participant. Distributor shall advise the submitting party in writing within three (3) Business Days of receipt of such materials of its approval or disapproval of such materials.

     (b) Distributor will provide to ING at least one (1) complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING’s websites at our discretion.

     (c) Quarterly portfolio information necessary to update Fund profiles will be available at the Fund’s website within ten (10) business days following the end of each quarter.

11.	Proxy Voting.

     ING or the Nominee will distribute to contract owners, Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12.	Indemnification.
(a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their
directors,	trustees, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, trustee, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Life or ING Institutional under this Agreement, or (ii) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by the Funds, Distributor or any such director, trustee, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Funds, Distributor or any such director, trustee, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

     (b) The Fund and Distributor severally and not jointly agrees to indemnify and hold harmless each of ING Financial, ING Institutional, and ING Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial, ING Institutional, and ING Life and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Institutional, or ING Life, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Institutional, or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial, ING Institutional, or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13.	Regulation S-P.

     In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that ING Financial, ING Life or ING Institutional delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law.

This Section 13 will survive the termination of this Agreement.

14.	Representations and Warranties.
	(a)	Representations of ING Life. ING Life represents and warrants:
(i) that it (1) is a life insurance company organized under the laws of the State of
	Connecticut,	(2) is in good standing in that jurisdiction, (3) is in material compliance with all
	applicable	federal and state insurance laws, (4) is duly licensed and authorized to conduct
	business	in every jurisdiction where such license or authorization is required, and will maintain
	such	license or authorization in effect at all times during the term of this Agreement, and (5) has
	full	authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

     (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(b)	Representations of ING Financial. ING Financial represents and warrants:
(i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-
dealer	with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

     (ii) that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

     (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

     (iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

(c)	Representations of ING Institutional. ING Institutional represents and warrants:
	(i)	that it (1) is a limited liability company organized under the laws of the State of
	Delaware,	(2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

     (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(d)	Representations of Distributor. Distributor represents and warrants:
(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in
good	standing in such jurisdictions. (3) are in material compliance with all applicable federal,

state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

     (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

     (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING Financial, ING Institutional, and ING Life immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

     (iv) that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

     (v) that Distributor (1) is a corporation duly organized under the laws of the State of Colorado (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

15.	Governing Law.

     This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

16.	Miscellaneous.
(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended,
waived,	discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

     (c) Restrictions on “Excessive Trading.” The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life and ING Institutional have adopted their own excessive trading policy. A copy of such modified policy is attached as Exhibit II (the “Policy”). This Policy became effective and operational on October 16, 2007. ING Life and ING Institutional do not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life and ING Institutional monitors individual Participant and Contract owner trading in accordance with its Policy. ING Life and ING Institutional will use their best efforts, and shall reasonably cooperate with the Distributor and the Funds will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Distributor or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties entered into a separate shareholder information agreement on October 15, 2009. ING Life and ING Institutional agree to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties. ING Life and ING Institutional agree to continue to monitor and deter excessive trading in the Funds in accordance with ING Life’s and ING Institutional’s excessive trading policy which is attached to and made part of said shareholder information agreement.

     (d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING: ING One Orange Way, C1S Windsor, CT 06095-4774 Attention: Michael Pignatella, Counsel (860) 580-4844 To the Fund:

Pax World Funds Series Trust I 30 Penhallow Street, Suite 400 Portsmouth, NH 03801 Attention: Manager, Broker/Dealer Services 603-501-7380

To Distributor: ALPS Distributors, Inc. 1290 Broadway, Suite 1100 Denver, CO 80203 Attention: General Counsel 303-623-2577

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

     (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (g) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (h) Entire Agreement. This Agreement including any Exhibits and/or Schedules attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

     (i) Redemption Fees. The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Distributor’s written request, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND		ING INSTITUTIONAL PLAN
ANNUITY COMPANY		SERVICES, LLC

By	/s/ Robert A. Richard	By	/s/ Michelle Sheiowitz, Attorney in Fact
Name: Robert A. Richard		Name: Michelle Sheiowitz, Attorney in Fact
Title: Vice President		Title: Vice President

ING FINANCIAL ADVISERS, LLC

By	/s/ Michael Pise
Name: Michael Pise
Title: Vice President

PAX WORLD FUNDS SERIES TRUST I

By	/s/ Maureen L. Conley
Name	Maureen L. Conley
Title	Secretary

ALPS DISTRIBUTORS, INC.

By	/s/ Tané T. Tyler
Name	Tané T. Tyler
Title	Secretary

SCHEDULE A

For any additional separate accounts

SCHEDULE B Fee Schedule

As compensation for the services ING renders under the Agreement, the Fund, or the Distributor (with respect solely to 12b-1 fees) will pay a fee or cause a fee to be paid to ING equal to the annual rate set forth below multiplied by the average daily value of the assets in ING Accounts in the Funds.

Share Class	Institutional	Individual Investor	R
Service Fees	___%	___%	___%
12b-1 Fees	___%	___%	___%
Total Fees	___%	___%	___%

EXHIBIT I To

SELLING AND SERVICES AGREEMENT and FUND PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 4 of the Selling and Services Agreement and Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)

Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”), subject to availability, as well as through any other mechanism agreed to by both parties: (1) the most current net asset value information for each Fund, (2) when applicable,a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. In lieu of transmitting this information through NSCC’s MFPS, the Distributor or the Funds may provide such information through an alternative channel acceptable to ING

Financial. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time, but in no event later than 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”). Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)

Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m.

Eastern Time on the next Business Day. Subject to ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate

in	proper form prior to the Close of Trading will be the date as of which shares of the Funds are
deemed	purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in
proper	form by ING Financial or its affiliate after the Close of Trading on any given Business Day
will	be treated as if received on the next following Business Day. Dividends and capital gains
distributions	will be automatically reinvested at net asset value in accordance with the Fund’s then
current	prospectuses.
(c)	ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm
Number,	in immediately available funds, to an NSCC settling bank account designated by ING
Financial	or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such
purchase	orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.
(d)

NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s prospectus and statement of additional information.

(e)

With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)

If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g)

These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.	ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.